UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: November 1, 2017

SMARTFINANCIAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	001-37661	62-1173944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5401 Kingston Pike, Suite 600 Knoxville, Tennessee		37919
(Address of Principal Executive Offices)		(Zip Code)

(865) 437-5700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective November 1, 2017 (the “Effective Time”), SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), completed its previously announced merger (the “Merger”) with Capstone Bancshares, Inc., an Alabama corporation (“Bancshares”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 22, 2017, by and among SmartFinancial, Bancshares, SmartBank, a Tennessee-chartered commercial bank and wholly owned subsidiary of SmartFinancial (“SmartBank”), and Capstone Bank, an Alabama-chartered commercial bank and wholly owned subsidiary of Bancshares (“Capstone”). At the Effective Time, Bancshares merged with and into SmartFinancial, with SmartFinancial as the surviving corporation. Immediately following the Merger and as part of a single integrated transaction, Capstone merged with and into SmartBank, with SmartBank as the surviving banking corporation.

Pursuant to the Merger Agreement, holders of Bancshares Class A voting common stock have the right to receive either (i) $18.50 in cash, without interest, (ii) 0.85 shares of SmartFinancial common stock, or (iii) a combination of stock and cash, for each share of Bancshares stock held immediately prior to the Effective Time. Holders of Bancshares stock were given the right to elect to receive all cash consideration, all stock consideration, or 80% stock consideration and 20% cash consideration for their shares, subject to proration and allocation procedures contained in the Merger Agreement designed to ensure that 80% of the aggregate number of shares of Bancshares stock outstanding prior to the Merger were cancelled and converted into the right to receive SmartFinancial common stock and the remaining 20% were cancelled and converted into the right to receive cash consideration. SmartFinancial will issue a total of approximately 2,908,094 shares of SmartFinancial common stock and pay approximately $15,823,883 in cash to holders of Bancshares stock. Holders of Bancshares stock who otherwise would be entitled to receive a fraction of a share of SmartFinancial common stock will instead receive an amount in cash determined by multiplying the fractional share by the volume weighted average closing price of SmartFinancial common stock on The Nasdaq Capital Market for the 10 consecutive trading days ending on and including October 30, 2017 ($24.25).

Also at the Effective Time, each outstanding option to purchase shares of Bancshares Class A voting common stock was assumed by SmartFinancial and converted into an option to purchase SmartFinancial common stock on the same terms and conditions as were applicable prior to the Merger, subject to adjustment of the exercise price and the number of shares of SmartFinancial common stock issuable upon exercise of such option based on the 0.85 exchange ratio. The number of shares of SmartFinancial common stock subject to each such option will be equal to the number of shares of Bancshares stock subject to the option immediately prior to the Merger multiplied by 0.85, and the exercise price of each such option will be equal to the exercise price of the option immediately prior to the Merger divided by 0.85 (carried to three decimal places with the third decimal place rounded up to the nearest whole number).

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Directors

The boards of directors of SmartFinancial and SmartBank have each acted to increase the size of their boards to 13 members and appoint Steven B. Tucker and J. Beau Wicks, former members of the boards of directors of Bancshares and Capstone, to serve on the boards of directors of SmartFinancial and SmartBank, respectively, effective as of the Effective Time. A description of each new director’s prior experience follows.

Steven B. Tucker (65), Mr. Tucker graduated from the University of Alabama with dual degrees in Finance and Accounting as well as an MBA. After serving as an officer in the United States Army, he joined the National Accounting Firm of Arthur Anderson and completed the requirements to become a Certified Public Accountant. Mr. Tucker worked for 20 years in the field of Public Accounting, then became a principal in Barnett Transportation, a liquid bulk transporter headquartered in Tuscaloosa, Alabama. Mr. Tucker has served many years as Treasurer and later President of the Children’s Hands On Museum as well as serving on the board of the Alabama Trucking Association Worker’s Compensation Fund. Mr. Tucker joined the boards of directors of Bancshares and Capstone in 2008, having served on the loan, audit and compensation committees of the Capstone board of directors, and having served as Chairman of the boards of directors of Bancshares and Capstone prior to the Merger.

J. Beau Wicks (56), is a lifelong resident of Tuscaloosa, Alabama. He is a 1983 graduate of The University of Alabama, with a degree in Accounting. He spent eight years as a Controller for Randall Publishing Company, and six years as CFO for Cummings Trucking Company. In 1998, Mr. Wicks started Southeast Logistics, a regional trucking company serving the building products industry (roofing, steel, lumber, pipe). The company has grown to operate approximately 300 trucks with four offices in three states. Mr. Wicks is a member of the Alabama Trucking Association, and has served on the board of directors of the ATA Workers Compensation Self Insurance Fund for twelve years, including two years as chairman. Mr. Wicks joined the boards of directors of Bancshares and Capstone in 2008, having served on the loan, budget and audit committees of the Capstone board of directors, including five years as Audit Chair. Prior to joining Bancshares and Capstone, Mr. Wicks served three years on the board of directors of First Federal Bank in Tuscaloosa, Alabama. Over the years, Mr. Wicks has served numerous civic and philanthropic organizations within his community.

Employment Agreement

In connection with the execution of the Merger Agreement, SmartBank executed an employment agreement, which became effective as of the Effective Time, with Robert Kuhn, the former President and Chief Executive Officer of Capstone. Mr. Kuhn will serve as Florida and Alabama Regional President of SmartBank.

Mr. Kuhn will receive a base salary of $259,560. Additionally, Mr. Kuhn’s employment agreement provides that, in the event that the employment agreement is terminated within the initial term of three years by SmartBank without cause, or by Mr. Kuhn with good reason and under certain circumstances, then Mr. Kuhn will be entitled to a payment equal to 2.99 times his annual base salary. In the event of a change of control (as defined in the employment agreement), Mr. Kuhn is entitled to a severance payment equal to 2.99 times his annual base salary. The employment agreement provides that, if any payments or benefits thereunder (or otherwise) would constitute “parachute payments” under Section 280G of the Internal Revenue Code, then the payments or benefits will be reduced to the extent necessary to ensure no portion of the payments or benefits is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

A description of Mr. Kuhn’s previous experience is below.

Robert W. Kuhn, Jr. (59), Mr. Kuhn was born and Raised in Tuscaloosa, Alabama. He graduated from Tuscaloosa High School, Alexander City Junior College, and The University of Alabama in Birmingham with a degree in Corporate Finance and Investment Management. Mr. Kuhn has been in the banking business for over 34 years, with experience in key areas of banking, including collections, operations, retail lending, credit analysis and commercial lending. For 15 years he was a member of the corporate banking team at Regions Bank in Birmingham, Alabama. Mr. Kuhn returned home to Tuscaloosa in 2000 as President and CEO of Security Bank. In 2005, he joined Tuscaloosa Bank as President and CEO. He then joined Capstone Bank in late 2008 as President and CEO.

The foregoing description of the employment agreement between SmartBank and Mr. Kuhn does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

SmartBank assumed as of the Effective Time, the Salary Continuation Agreement, by and between Mr. Kuhn and Capstone Bank, which entitles Mr. Kuhn to certain payments of up to $100,000 per year for 15 years in the event of his death or a separation from service under certain circumstances. A copy of the Salary Continuation Agreement is attached as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Assumption of Bancshares’ Stock Option Awards and Plan

At the Effective Time, SmartFinancial assumed the Capstone Bancshares, Inc. 2008 Long-Term Equity Incentive Plan. A copy of the plan and form of option award agreement are attached as Exhibits 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01	Other Events

On November 1, 2017, SmartFinancial issued a press release announcing the consummation of the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Financial statements of the business acquired will be filed by amendment to this Report no later than 71 days following the date that this Report is required to be filed.

(b) Pro Forma Financial Information

Pro forma financial information will be filed by amendment to this Report no later than 71 days following the date that this Report is required to be filed.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 22, 2017, by and among SmartFinancial, Inc., SmartBank, Capstone Bancshares, Inc. and Capstone Bank(1)+

10.1	Employment Agreement, dated as of May 22, 2017, by and between SmartBank and Robert Kuhn

10.2	Capstone Bancshares, Inc. 2008 Long-Term Equity Incentive Plan

10.3	Form of Capstone Bancshares, Inc. Stock Option Agreement

10.4	Salary Continuation Agreement, dated August 11, 2010, by and between Capstone Bank and Robert W. Kuhn

99.1	Press release dated November 1, 2017 by SmartFinancial, Inc.

+	The Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K
(1)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTFINANCIAL, INC.
Date: November 7, 2017
/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President & Chief Executive Officer